UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 24, 2018

WAGEWORKS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-35232	94-3351864
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

1100 Park Place, 4th Floor San Mateo, California		94403
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code: (650) 577-5200

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12(b) under the Exchange Act (17 CFR 240.14a-12(b))

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging Growth Company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Resignation of John W. Larson as Director

On October 24, 2018, John W. Larson resigned from his position as a Class II director of the Board of Directors (the “Board”) of WageWorks, Inc. (the “Company”) due to reasons related to his and his wife’s health.

Mr. Larson has served as a member of the Board since June 2000, as Chairman of the Board from July 2006 to December 2016, as Lead Independent Director since December 2016, and as Chairman of the nominating and corporate governance committee since February 2006. Mr. Larson’s resignation is not the result of any material disagreement with the Company relating to the Company’s operations, policies or practices.

In connection with Mr. Larson’s resignation, the Board appointed Thomas A. Bevilacqua, who has served as a member of the Board since 2009, to serve as Lead Independent Director, effective as of October 24, 2018.

Appointment of George P. Scanlon

On October 24, 2018, the Board appointed George P. Scanlon as a Class II director and a member of the audit committee of the Board, effective immediately. Mr. Scanlon fills a vacancy created by the departure of Mariann Byerwalter, and will bring the Company into compliance with the audit committee composition requirements as set forth in the New York Stock Exchange (“NYSE”) Listed Company Manual Section 303A.07, which requires the audit committee of a company with NYSE-listed securities to have a minimum of three members. Mr. Scanlon’s term of office will expire at the Company’s 2020 annual meeting of stockholders or until his successor has been elected and qualified.

Previously, Mr. Scanlon served as Chief Executive Officer of Fidelity National Financial, Inc. (“FNF”), a leading provider of title insurance, technology and transaction services to the real estate and mortgage industries, from October 2010 through December 2013. Mr. Scanlon joined FNF as Chief Operating Officer in June 2010 from Fidelity National Information Services, Inc., where he served as Executive Vice President, Finance. He currently serves on the boards of Landstar System and Cyndx Holdco Inc.

Mr. Scanlon will receive the standard compensation for the Company’s non-employee directors, as described in more detail under the heading “Standard Compensation Arrangements for Non-Employee Directors” in the Company’s proxy statement on Schedule 14A filed with the Securities and Exchange Commission (the “SEC”) on March 17, 2017, as amended in April 2017. He has also entered into the Company’s standard form of indemnification agreement pursuant to which the Company will indemnify him for certain actions he takes in his capacity as a director.

The Board has affirmatively determined that Mr. Scanlon is independent under the applicable rules and regulations of the SEC and the listing standards of the NYSE.

There is no arrangement or understanding between Mr. Scanlon and any other persons pursuant to which Mr. Scanlon was appointed as a director. Furthermore, there are no transactions between Mr. Scanlon and the Company that would be required to be reported under Item 404(a) of Regulation S-K.

Board succession and an appropriate balance of renewal and experience, including diversity and independence, continue to be a focus of the Company’s Nominating and Corporate Governance Committee and the Board. As part of that process, the Company continues to search for additional independent Board candidates to join the Board, and has engaged Trewstar Corporate Board Services firm to do so.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto, duly authorized.

WAGEWORKS, INC.

Dated: October 24, 2018	By:	/s/ Edgar O. Montes
Name: Edgar O. Montes
Title: Chief Executive Officer